Exhibit 99.1
Schrödinger Reports Third Quarter 2026 Financial Results

Third Quarter ACV of $45 Million, Representing 17% Growth

Increases Full-Year 2026 ACV and Drug Discovery Revenue Guidance

New York, November 4, 2026 – Schrödinger, Inc. (Nasdaq: SDGR) today announced financial results for the quarter ended September 30, 2026.

“We are very pleased with our third quarter performance, delivering 17% ACV growth, $24 million of drug discovery revenue, and raising our full-year ACV and drug discovery revenue outlook. Our strong performance highlights the power of our industry-leading platform and also our business model in which our software and drug discovery businesses reinforce each other,” said Ramy Farid, Ph.D., chief executive officer of Schrödinger. “Applying our platform to complex drug discovery and materials science challenges gives us direct insight that continuously enhances our computational platform. At the same time, our sustained track record of delivering on high-impact programs gives our partners the confidence to expand their software commitments. The continuous feedback loop is building durable value across our business.”

Third Quarter 2026 Operating and Financial Highlights (comparisons are to third quarter 2025, unless otherwise noted)
•ACV was $44.7 million, a 17% increase, and $214 million on a trailing four-quarter basis.
•ACV excluding contribution increased 24%.
•Software revenue was $38.2 million, a 6% increase.
•Hosted software revenue was $17.2 million, a 49% increase.
•Hosted software revenue was 45% of total software revenue, and 32% on a trailing four-quarter basis.
•Drug discovery revenue was $24.2 million compared to $13.0 million, primarily due to the recognition of a milestone payment from Structure Therapeutics.
•Total revenue was $64.5 million, a 19% increase.
•Software gross margin was 75%, a 2% decrease reflecting the company’s ongoing transition to hosted licenses.
•Operating expenses were $64.4 million, a 13% decrease.
•Other expense, which includes changes in fair value of equity investments and interest income/expense, was $11.4 million, primarily due to changes in the market value of the company’s equity positions.
•Net loss was $37.7 million, compared to a net loss of $32.8 million.
•Cash, cash equivalents, restricted cash and marketable securities were $373 million.

Schrödinger presents contribution revenue and cost of revenue separately from software and drug discovery revenue and cost of revenues. Prior periods have been reclassified to conform to this presentation to facilitate year-over-year comparability.

2026 Financial and Operational Outlook
As of November 4, 2026, Schrödinger provided the following financial guidance for the fiscal year ending December 31, 2026:
•ACV is expected to range from $222 million to $232 million, representing 12-17% growth over 2025, compared to the prior expectation of $218 million to $228 million or 10-15% growth over 2025.
•Drug discovery revenue is expected to range from $75 million to $85 million, compared to the prior expectation of $65 million to $75 million.
•Operating expenses are expected to be less than 2025.

Recent Highlights

Platform
•In October, Schrödinger scientists published research in Nature using machine learning force fields to reveal key atomic-scale insights into the structure of lithium-ion battery electrolytes. This new computational approach to understanding battery electrolytes has the potential to transform battery development from empirical trial-and-error toward predictive design to high-throughput, rational, computationally driven design for higher-capacity, faster-charging, and longer-lasting batteries.

•Schrödinger researchers published research in JACS Au using Absolute Binding Free Energy Perturbation (AB-FEP) to predict how small molecules interact with integrin proteins, which are targets for a broad range of diseases, including autoimmune disorders. This method outperformed traditional techniques by precisely classifying whether a ligand stabilizes integrins in an active or inactive state, a key factor in developing safer, more effective therapeutics.

•Schrödinger scientists published research in The Journal of Physical Chemistry C, describing a computational method to accurately predict the glass transition temperature of organic electronic materials, which is crucial for ensuring the stability and performance of devices like OLED displays. The approach achieved accuracy comparable to experimental methods, enabling rapid screening of new materials early in the design process, which can significantly accelerate the development of next-generation organic electronics.

Therapeutics Portfolio
•In September, Schrödinger announced a licensing and collaboration agreement with Tectora Therapeutics, a new biotechnology company it co-founded with New Enterprise Associates and RA Capital Management, focused on developing innovative therapies for immunology and inflammation. In connection with Tectora’s $55 million Series A financing, Schrödinger contributed two high-value, early-stage small molecule programs (SDGR-4594 and SDGR-8139) in exchange for an equity stake, as well as eligibility for future milestones and royalties. Tectora will also partner with Schrödinger’s drug discovery experts and leverage Schrödinger’s computational platform at scale to further advance these programs to clinical candidates.

•In September, Takeda announced the Food and Drug Administration accepted its New Drug Application under Priority Review for zasocitinib (TAK-279), the company’s oral tyrosine kinase 2 (TYK2) inhibitor for the treatment of moderate-to-severe plaque psoriasis. Zasocitinib was co-invented by Schrödinger and Nimbus and subsequently acquired by Takeda.

•In September, Schrödinger received a milestone payment from Structure Therapeutics, a company it co-founded, associated with Structure’s Phase 1/2a study of ACCG-2671, its oral small molecule amylin candidate for the treatment of obesity and metabolic diseases.

•In November, Schrödinger announced that updated Phase 1 data for SGR-1505 will be presented in an oral session at the American Society of Hematology (ASH) Annual Meeting taking place December 12-15, 2026, in New Orleans.

Webcast and Conference Call Information
Schrödinger will host a conference call to discuss its third quarter 2026 financial results on Wednesday, November 4, 2026, at 4:30 p.m. ET. The live webcast can be accessed under “Events & Presentations” in the investors section of Schrödinger’s website, https://ir.schrodinger.com/news-and-events/event-calendar. To participate in the live call, please register for the call here. It is recommended that participants register at least 15 minutes in advance of the call. Once registered, participants will receive the dial-in information. The archived webcast will be available on Schrödinger’s website for approximately 90 days following the event.

Non-GAAP Information

Included in this press release is certain financial information that has not been prepared in accordance with generally accepted accounting principles in the United States (GAAP). The company presents adjusted EBITDA, which is a non-GAAP financial measure. Adjusted EBITDA is defined as net income (loss) before interest, taxes, depreciation, amortization, and stock-based compensation expense, and further adjusted to exclude gains and losses on equity investments, changes in fair value of equity investments, restructuring costs, litigation and settlement expenses, and, when applicable, other non-recurring items that management does not consider indicative of ongoing operating performance.

Management believes adjusted EBITDA is a useful measure for investors, taken in conjunction with the company’s GAAP financial statements because they provide greater period-over-period comparability with respect to the company’s operating performance, by excluding the effects of capital structure, tax impacts, non-cash depreciation and amortization, non-cash equity compensation expense, non-cash mark-to-market and other valuation adjustments for the company’s equity investments, non-recurring cash distributions from the company’s equity investments, and other non-recurring items that are not reflective of the ongoing performance of the business. However, adjusted EBITDA as a non-GAAP financial measure should be considered only in addition to, not as a substitute for or as superior to, net income (loss) or other financial measures prepared in accordance with GAAP.

Other companies in Schrödinger’s industry may calculate adjusted EBITDA differently than Schrödinger does, limiting its usefulness as a comparative measure. For a reconciliation of adjusted EBITDA to GAAP net income (loss), please refer to the tables at the end of this press release.

About Schrödinger
Schrödinger is transforming molecular discovery with its computational platform, which enables the discovery of novel, highly optimized molecules for drug development and materials design. Schrödinger’s software platform is built on more than 30 years of R&D investment and is licensed by biotechnology, pharmaceutical and industrial companies, and academic institutions around the world. Schrödinger also leverages the platform to advance a portfolio of collaborative and proprietary programs. To learn more, visit www.schrodinger.com, follow us on LinkedIn, or visit our blog, Extrapolations.com.

Operating Metrics
To supplement the financial measures presented in this press release and related conference call or webcast in accordance with generally accepted accounting principles in the United States (GAAP), Schrödinger also presents certain other performance metrics, such as annual contract value, or ACV, and ACV by certain industries and customer cohorts.

Annual Contract Value (ACV). Schrödinger tracks the ACV for each customer. With respect to contracts that have a duration of one year or less, or contracts of more than one year in duration that are billed annually, ACV is defined as the contract value billed during the applicable period. For contracts with a duration of more than one year that are billed upfront, ACV in each period represents the total billed contract value divided by the term. We present ACV as a supplemental operating metric because it provides a consistent measure of the underlying performance of our software business that is not affected by differences in revenue recognition timing across contract types, delivery models, or billing structures. ACV should be viewed independently of revenue and does not represent revenue calculated in accordance with GAAP on an annualized basis, as it is an operating metric that can be impacted by contract execution start and end dates and renewal rates. ACV is not intended to be a replacement for, or forecast of, revenue.

ACV by Cohorts. Schrödinger tracks ACV by certain industries and customer cohorts. These cohorts include contribution, which consists of customers from which we derive contribution revenue. We present this ACV separately because it relates to grant agreements accounted for as non-exchange contributions, rather than commercial software contracts. The operating metrics for the cohorts are not prepared in accordance with GAAP and do not correspond to the company’s reportable segments or the allocation of costs for GAAP purposes. These metrics allow management to better understand differences in sales cycles, contract duration, deployment models, renewal behavior, and expansion opportunities among customer and industry groups, supplementing but not replacing Schrödinger’s GAAP results.

Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995 including, but not limited to those statements regarding Schrödinger’s expectations about the speed and capacity of its computational platform, its financial outlook for the fiscal year ending December 31, 2026, its plans to continue to invest in research and its strategic plans to accelerate the growth of its software licensing business and advance its collaborative and proprietary drug discovery programs, the long-term potential of its business, its ability to improve and advance the science underlying its platform, the initiation, timing, progress, and results of the drug discovery programs and product candidates of its collaborators, the clinical potential and favorable properties of its collaborators’ product candidates, the ability for the company to realize potential benefits from its collaborations, including the amount and timing of additional milestones, if any, as well as expectations related to the use of its cash, cash equivalents and marketable securities. Statements including words such as “aim,” “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “goal,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” and statements in the future tense are forward-looking statements. These forward-looking statements reflect Schrödinger’s current views about its plans, intentions, expectations, strategies and prospects, which are based on the information currently available to the company and on assumptions the company has made. Actual results may differ materially from those described in these forward-looking statements and are subject to a variety of assumptions, uncertainties, risks and important factors that are beyond Schrödinger’s control, including the demand for its software platform, its ability to further develop its computational platform, its reliance upon third-party providers of cloud-based infrastructure to host its software solutions, its ability to transition customers to hosted software deployments, factors adversely affecting the life sciences industry, fluctuations in the value of the U.S. dollar and foreign currencies, its reliance upon its third-party drug discovery collaborators, the uncertainties inherent in drug development and commercialization, such as the conduct of research activities, the ability to retain and hire key personnel and other risks detailed under the caption “Risk Factors” and elsewhere in the company’s Securities and Exchange Commission filings and reports, including its Quarterly Report on Form 10-Q for the quarter ended September 30, 2026, filed with the Securities and Exchange Commission on November 4, 2026, as well as future filings and reports by the company. Any forward-looking statements contained in this press release speak only as of the date hereof. Except as required by law, Schrödinger undertakes no duty or obligation to update any forward-looking statements contained in this press release as a result of new information, future events, changes in expectations or otherwise.

Contacts:
Jaren Madden (Investors and Media)
Schrödinger, Inc.
jaren.madden@schrodinger.com
617-286-6264

Matthew Luchini (Investors)
Schrödinger, Inc.
matthew.luchini@schrodinger.com
917-719-0636

Rebecca Pocock (Media)
SHIFT Communications
schrodingerpr@shiftcomm.com

Condensed Consolidated Statements of Operations (Unaudited)
(in thousands, except for share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Revenues:
Software products and services (includes related party revenue of $3, $0, $9, and $20, respectively)	$38,153	$35,928	$106,257	$116,931
Drug discovery (includes related party revenue of $1,211, $0, $1,211, and $0, respectively)	24,187	13,008	70,052	37,184
Contribution (includes related party revenue of $2,151, $5,223, $5,581, and $14,291, respectively)	2,151	5,388	5,658	14,519
Total revenues	64,491	54,324	181,967	168,634
Cost of revenues:
Software products and services	9,447	8,344	29,759	26,243
Drug discovery	14,497	14,797	46,601	44,389
Contribution	2,294	3,144	5,375	12,681
Total cost of revenues	26,238	26,285	81,735	83,313
Gross profit	38,253	28,039	100,232	85,321
Operating expenses:
Research and development	34,090	42,757	118,912	131,739
Sales and marketing	10,040	9,524	31,909	30,625
General and administrative (includes related party expense of $121, $109, $451 and $328, respectively)	20,252	21,705	65,881	72,696
Total operating expenses	64,382	73,986	216,702	235,060
Loss from operations	(26,129)	(45,947)	(116,470)	(149,739)
Other (expense) income:
Change in fair value of equity investments	(14,752)	9,691	17,629	1,175
Other income	3,326	3,623	9,015	13,265
Total other (expense) income	(11,426)	13,314	26,644	14,440
Loss before income taxes	(37,555)	(32,633)	(89,826)	(135,299)
Income tax expense	156	162	1,936	477
Net loss	$(37,711)	$(32,795)	$(91,762)	$(135,776)
Net loss per share of common and limited common stockholders, basic and diluted:	$(0.50)	$(0.45)	$(1.23)	$(1.85)
Weighted average shares used to compute net loss per share of common and limited common stockholders, basic and diluted:	74,865,424	73,613,090	74,525,590	73,368,247

Condensed Consolidated Balance Sheets (Unaudited)
(in thousands, except for share and per share amounts)

Assets	September 30, 2026	December 31, 2025
Current assets:
Cash and cash equivalents	$246,983	$230,517
Restricted cash (includes related party amounts of $2,020 and $72, respectively)	7,020	6,868
Marketable securities	119,375	164,947
Accounts receivable, net of allowance for doubtful accounts of $110 and $440 (includes related party amounts of $0 and $100, respectively)	48,361	83,041
Unbilled and other receivables, net of allowance for unbilled receivables of $140 and $140 (includes related party amounts of $1,853 and $0, respectively)	22,474	21,352
Prepaid expenses	12,329	12,540
Total current assets	456,542	519,265
Property and equipment, net	19,179	19,456
Equity investments	27,091	73,647
Goodwill	4,791	4,791
Right of use assets - operating leases	97,425	102,736
Other assets	6,912	6,265
Total assets	$611,940	$726,160
Liabilities and Stockholders' Equity:
Current liabilities:
Accounts payable	$7,947	$11,452
Accrued payroll, taxes, and benefits	34,565	39,264
Deferred revenue (includes related party amounts of $5,615 and $84, respectively)	97,674	112,853
Lease liabilities - operating leases	15,185	16,412
Other accrued liabilities	10,921	9,155
Total current liabilities	166,292	189,136
Deferred revenue, long-term (includes related party amounts of $340 and $0, respectively)	53,560	78,877
Lease liabilities - operating leases, long-term	89,442	92,816
Other liabilities, long-term	816	1,278
Total liabilities	310,110	362,107
Stockholders' equity:
Preferred stock, $0.01 par value. Authorized 10,000,000 shares; zero shares issued and outstanding at September 30, 2026 and December 31, 2025, respectively	—	—
Common stock, $0.01 par value. Authorized 500,000,000 shares; 65,864,944 and 64,515,380 shares issued and outstanding at September 30, 2026 and December 31, 2025, respectively	659	645
Limited common stock, $0.01 par value. Authorized 100,000,000 shares; 9,164,193 shares issued and outstanding at September 30, 2026 and December 31, 2025, respectively	92	92
Additional paid-in capital	1,021,778	992,015
Accumulated deficit	(720,568)	(628,806)
Accumulated other comprehensive (loss) income	(131)	107
Total stockholders' equity	301,830	364,053
Total liabilities and stockholders' equity	$611,940	$726,160

Condensed Consolidated Statements of Cash Flows (Unaudited)
(in thousands)

	Nine Months Ended September 30,
	2026	2025
Cash flows from operating activities:
Net loss	$(91,762)	$(135,776)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Noncash revenue from drug discovery services	(258)	—
Change in fair value of equity investments	(17,629)	(1,175)
Depreciation and amortization	4,425	4,585
Stock-based compensation	25,797	33,047
Noncash investment accretion	(507)	(2,347)
(Gain) loss on disposal of property and equipment	(7)	20
Decrease (increase) in assets:
Accounts receivable, net (includes related party amounts of $100 and $0, respectively)	34,680	206,308
Unbilled and other receivables (includes related party amounts of $(1,853) and $19, respectively)	(1,122)	(8,375)
Reduction in the carrying amount of right of use assets - operating leases	8,750	6,776
Prepaid expenses and other assets	(436)	(3,896)
(Decrease) increase in liabilities:
Accounts payable	(3,488)	(1,302)
Accrued payroll, taxes, and benefits	(4,699)	(14,124)
Deferred revenue (includes related party amounts of $1,939 and $(6,714), respectively)	(43,529)	(46,085)
Lease liabilities - operating leases	(8,040)	(6,395)
Other accrued liabilities	1,343	(1,269)
Net cash (used in) provided by operating activities	(96,482)	29,992
Cash flows from investing activities:
Purchases of property and equipment	(4,158)	(1,401)
Proceeds from disposition and sale of equity investments, net	67,476	—
Purchases of marketable securities	(174,925)	(243,707)
Proceeds from maturity of marketable securities	220,766	231,598
Net cash provided by (used in) investing activities	109,159	(13,510)
Cash flows from financing activities:
Proceeds from issuances of common stock upon stock option exercises	3,980	2,777
Principal payments on finance leases	(39)	(43)
Net cash provided by financing activities	3,941	2,734
Net increase in cash and cash equivalents and restricted cash	16,618	19,216
Cash and cash equivalents and restricted cash, beginning of period	237,385	162,657
Cash and cash equivalents and restricted cash, end of period	$254,003	$181,873

Supplemental disclosure of cash flow and noncash information
Cash paid for income taxes	$1,038	$650
Supplemental disclosure of non-cash investing and financing activities
Purchases of property and equipment in accounts payable	24	16
Purchases of property and equipment in accrued liabilities	42	6
Acquisition of right of use assets in exchange for lease liabilities - operating leases	3,439	—
Acquisition of equity investment in exchange for non-cash consideration	3,291	—

Reconciliation of GAAP Net Loss to Adjusted EBITDA (Unaudited)
(in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025
Net loss (GAAP)	$(37,711)	$(32,795)	$(91,762)	$(135,776)
Change in fair value of equity investments	14,752	(9,691)	(17,629)	(1,175)
Other income	(3,326)	(3,623)	(9,015)	(13,265)
Income tax expense	156	162	1,936	477
Depreciation and amortization	1,461	1,465	4,425	4,585
Stock-based compensation	7,930	10,846	25,797	33,047
Reorganization expense (a)	(91)	—	777	—
Litigation and settlement expense (b)	—	—	—	390
Adjusted EBITDA	$(16,829)	$(33,636)	$(85,471)	$(111,717)
(a)     Represents costs in connection with restructuring, consisting of severance payments, employee benefits, and related costs.
(b)    Represents costs related to a derivative action settlement which we do not consider to be representative of our underlying operating performance.